UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                                 IPORUSSIA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   462627 10 0
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 462627 10 0                  13G                 Page  2  of  8  Pages
--------------------------------------------------------------------------------

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Leonard W. Suroff
--------------------------------------------------------------------------------

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

              (a) [ ]

              (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 1,225,000
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                            0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  1,225,000
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,225,000
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

         [X]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.6%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 462627 10 0                  13G                 Page  3  of  8  Pages
--------------------------------------------------------------------------------

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Toby Suroff
--------------------------------------------------------------------------------

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

              (a) [ ]

              (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 1,225,000
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                            0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  1,225,000
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,225,000
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

         [X]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.6%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 462627 10 0                  13G                 Page  4  of  8  Pages
--------------------------------------------------------------------------------

ITEM 1.

(a)      Name of Issuer:

         IPORUSSIA, INC.

(b)      Address of Issuer's Principal Executive Offices:

         12 Tompkins Avenue, Jericho, NY 11753

ITEM 2.

(a)      Name of Person Filing:

         Leonard W. Suroff and Toby Suroff (the "Reporting Persons")

(b)      Address of Principal Business Office or, if none, Residence:

         Each Reporting Person resides at 12 Tompkins Avenue, Jericho, NY 11753

(c)      Citizenship:

         Each Reporting Person is a citizen of the United States

(d)      Title of Class of Securities:

         Common Stock, $.0001 par value

(e)      CUSIP Number:

         462627 10 0


ITEM 3.  IF  THIS   STATEMENT  IS  FILED  PURSUANT  TO   RULE 13D-1(B)  OR
         13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ]  Broker or dealer registered under section 15 of the Act;

(b) [ ]  Bank as defined in section 3(a)(6) of the Act;

(c) [ ]  Insurance company as defined in section 3(a)(19) of the Act;

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;

(e) [ ]  An investment adviser in accordance with Rule 13d-1(b)1(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)1(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)1(ii)(G);

CUSIP No. 462627 10 0                  13G                 Page  5  of  8  Pages
--------------------------------------------------------------------------------



(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j) [ ]  Group, in accordance with Rule 13d-1(b)1(ii)(J).

ITEM 4.  OWNERSHIP.

                  (a) and (b) Leonard W. Suroff and Toby Suroff may each be deemed to be the beneficial owner of 1,225,000 (8.6%) of the Company's outstanding shares of Common Stock at December 31, 2004, or an aggregate of 2,450,000 (17.1%) of the Company's outstanding Common Stock.

                  (c) The following information concerns the nature of each

reporting person's beneficial ownership of shares of Common Stock:

Name                          Sole power to vote   Shared power to vote       Sole power to        Shared power to
                                  or direct            or direct            dispose or direct      dispose or direct
                                  the vote             the vote              the disposition       the disposition
                              ------------------   --------------------     -----------------      ------------------
Leonard W. Suroff                 1,225,000                  0                    1,225,000               0
Toby Suroff                       1,225,000                  0                    1,225,000               0


         The shares reflected as beneficially owned by each Reporting Person excludes the shares owned by the other, as each disclaims beneficial ownership of the other's shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

CUSIP No. 462627 10 0                  13G                 Page  6  of  8  Pages
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATIONS

         Not Applicable


                                    Signature

                  After reasonable inquiry and to the best of the undersigned's knowledge and behalf, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:   February 14, 2005


                                            /s/ Leonard W. Suroff
                                            ------------------------------------
                                            Leonard W. Suroff



                                            /s/ Toby Suroff
                                            ------------------------------------
                                            Toby Suroff

CUSIP No. 462627 10 0                  13G                 Page  7  of  8  Pages
--------------------------------------------------------------------------------


                                  EXHIBIT INDEX


Exhibit 1 Joint Filing Agreement, dated February 14, 2005, between Leonard W. Suroff and Toby Suroff.

CUSIP No. 462627 10 0                  13G                 Page  8  of  8  Pages
--------------------------------------------------------------------------------

                                    EXHIBIT 1

                             Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, we, the signatories of the statement on Schedule 13G to which this Agreement is an exhibit, do hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

Dated: February 14, 2005

                                            /s/ Leonard W. Suroff
                                            ------------------------------------
                                            Leonard W. Suroff


                                            /s/ Toby Suroff
                                            ------------------------------------
                                            Toby Suroff